Exhibit 10.7

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[* * *]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

MUTUAL TERMINATION, RELEASE, AND SETTLEMENT AGREEMENT

by and between

G1 THERAPEUTICS, INC.

and

BOEHRINGER INGELHEIM PHARMACEUTICALS, INC.

December 15, 2021

MUTUAL TERMINATION, RELEASE, AND SETTLEMENT AGREEMENT

This Mutual Termination, Release, and Settlement Agreement (“Termination Agreement”), effective as of December 15, 2021 (“Termination Agreement Effective Date”), by and between G1 Therapeutics, Inc. (“G1”), and Boehringer Ingelheim Pharmaceuticals, Inc. (“BI”), sets forth the mutual understanding and agreement of the Parties regarding the mutual termination of the Co-Promotion Agreement, dated June 29, 2020, entered into by and between G1 and BI (the “Co-Promotion Agreement”).  G1 and BI are each referred to herein as a “Party” and together as the “Parties”. Capitalized terms used in this Termination Agreement and not defined herein shall have the respective meanings ascribed to such terms in the Co-Promotion Agreement.  If there is a conflict between the terms of this Termination Agreement and the Co-Promotion Agreement, the terms of this Termination Agreement will govern.

As discussed, G1 and BI have decided to mutually terminate the Co-Promotion Agreement under certain agreed terms, all as detailed below:

1.Termination.  Notwithstanding any provisions of the Co-Promotion Agreement to the contrary (including Section 11.2 therein), the Co-Promotion Agreement is hereby terminated effective as of March 2, 2022 at 11:59 p.m. Eastern Standard Time (the “Termination Effective Date”).  The Parties agree that the termination will be characterized as a mutual termination, not a termination for cause or convenience under Section 11.2 of the Co-Promotion Agreement.

2.Payment Obligations Upon Termination.  The provisions of Section 11.3 of the Co-Promotion Agreement shall apply to the effect of termination of the Co-Promotion Agreement pursuant to this Termination Agreement; provided, however, that Section 11.3.3 and Section 11.3.4 of the Co-Promotion Agreement shall not apply to the termination of the Co-Promotion Agreement pursuant to this Termination Agreement, and instead, the following payment terms upon termination shall apply:

(a)

Within [* * *] days after the Termination Effective Date, G1 will make the final Annual Floor True-Up payment to BI for the Contract Year ending on the Termination Effective Date.  For the avoidance of doubt, this payment shall be in an amount sufficient to ensure that, between the Sales Payments made on a quarterly basis and this final Annual Floor True-Up, BI has been paid a total of at least [* * *] in connection with the first Contract Year. Other than the payment pursuant to this Section 2(a) of this Termination Agreement, G1’s Annual Floor payment obligations shall end as of the Termination Effective Date.

(b)	G1 will pay BI [* * *] of the Annual SCLC Net Sales during the period [* * *] through [* * *].
(c)	G1 will pay BI [* * *] of the Annual SCLC Net Sales during the period [* * *] through [* * *].

For purposes of Section 2(b) and Section 2(c) above, G1 will provide [* * *] reports and make [* * *] payments to BI in a manner consistent with the timing terms set forth in Section 6.4.1 of the Co-Promotion Agreement, but, for the avoidance of doubt, G1 will have no obligation to provide [* * *] estimates of Net Sales as set forth in Section 6.4.2, which obligation will terminate as of the Termination Effective Date.  For the avoidance of doubt, the Parties agree that the payments described in Section 2 of this Termination Agreement are the only amounts that G1 shall be obligated to pay to BI under the Co-Promotion Agreement after the Termination Effective Date, and no additional amounts will be payable by G1 to BI under or in connection with the Co-Promotion Agreement, including as a result of the termination thereof.

3.Wire Instructions and Late Payments: All payments made pursuant to this Termination Agreement shall be made by wire transfer in accordance with the following instructions:

Boehringer Ingelheim Pharmaceuticals Inc.

[* * *]

New York, NY

Account No.: [* * *]

ABA No. [* * *]

SWIFT Code: [* * *]

If BI does not receive payment of any sum due to it on or before 5:00 p.m. (Eastern Standard Time) on the due date, interest shall thereafter accrue in accordance with Section 6.4.6 of the Co-Promotion Agreement until the remaining amount plus accrued interest is paid in full. For the avoidance of doubt, any failure to pay any sum due under this Termination Agreement on or before 5:00 p.m. (Eastern Standard Time) on the due date shall be considered a material breach of this Termination Agreement, unless prior to the due date the Party that owes the sum in good faith submits the question of the amount of the sum owed to dispute resolution in accordance with the procedures described in Section 11.

4.Mutual Waiver of Audit Rights.  G1 agrees to waive and not to exercise its rights of inspection pursuant to Section 4.2.2 of the Co-Promotion Agreement. BI agrees to waive and not to exercise its rights of inspection pursuant to Section 6.7 of the Co-Promotion Agreement for the Contract Year ending [* * *].  For the avoidance of doubt, BI retains and may exercise all rights of inspection pursuant to Section 6.7 of the Co-Promotion Agreement for the period from [* * *] to [* * *].

5.Transition Plan; Wind-Down.

5.1.Notwithstanding Section 11.3.6 of the Co-Promotion Agreement, commencing upon the Termination Agreement Effective Date, the Parties will work diligently and in good faith to (a) wind-down BI’s performance of the Promotion Services and the Promotion Plan, and (b) develop a written transition plan that facilitates an organized and efficient transition of the Promotion Services or other activities performed by BI under the Co-Promotion Agreement so that G1 and/or its designee may seamlessly take over such activities within the transition period provided in such plan (“2022 Transition Plan”) and BI will be relieved of promotional duties with respect to accounts that are transitioned from BI to G1.  The 2022 Transition Plan shall, without limitation, include the introduction of key customers to G1 and an orientation briefing on customers and accounts by the Oncology Sales Consultants in the Territory.  The Parties shall agree upon the 2022 Transition Plan no later than [* * *], and the Parties shall commence implementation and performance of the 2022 Transition Plan no later than [* * *].  The 2022 Transition Plan shall be designed to minimize disruption of the ongoing Promotion Services and commercialization of the Product in the Territory, each Party shall work diligently and in good faith to perform its obligations under the 2022 Transition Plan and act in accordance with the 2022 Transition Plan, and each Party shall be responsible for its own costs and expenses incurred in connection therewith.

5.2.The Parties acknowledge, and the 2022 Transition Plan shall take into account, that G1 has begun to hire its own salesforce to promote COSELATM and that this added salesforce may impact BI’s ability to meet any particular sales targets.  To the extent such G1 activities impair BI’s ability to meet its obligations under the 2022 Transition Plan, BI’s obligations to do so shall be waived. For the avoidance of doubt, the obligations set forth in this Section 5 and the 2022 Transition Plan supersede and render moot the Parties’ obligations with respect to the obligations set forth in Section 4.1 of the Co-Promotion Agreement, including, without limitation, the Promotion Services, the Promotion Plan (including the Sales Plan and the Market Access Plan), and the Transition Plan set forth in the Co-Promotion Agreement. In addition, the Parties acknowledge and agree that BI will take no steps to reduce the size or composition of the Oncology Personnel before [* * *] unless otherwise set forth in the 2022 Transition Plan. For the avoidance of doubt, the voluntary resignation or termination for cause of any Oncology Personnel shall not constitute a failure to perform under the 2022 Transition Plan or a breach of the any contractual or other obligation of BI, including without limitation this Termination Agreement. The Parties also acknowledge and agree that BI will set compensation for its Oncology Sales Consultants in accordance with Section 4.1.4 of the Co-Promotion Agreement until the Termination Effective Date, or as otherwise set forth in the 2022 Transition Plan.

5.3.The Alliance Managers shall coordinate the Parties’ performance of the 2022 Transition Plan, and the JPC shall monitor and oversee, and provide a forum for discussing, the 2022 Transition Plan and BI’s wind-down and transition activities.

6.Surviving Rights and Obligations.  Except as provided in Sections 2 and 5 above and in Section 9 below, the Parties are not relieved of their surviving obligations set forth in the second sentence of Section 11.3.5 of the Co-Promotion Agreement (the “Surviving Rights and Obligations”) after the Termination Effective Date.

7.Pharmacovigilance Agreement.  The Parties hereby terminate, as of the Termination Effective Date, the Pharmacovigilance Agreement entered into by them dated [* * *].

8.Public Statements or Disclosures; Press Release.

8.1.This Termination Agreement and its terms shall be deemed to be Confidential Information of both Parties, and each Party agrees not to disclose any of them without the prior written consent of the other Party, except that each Party may disclose any of them in accordance with the provisions of Article 8 of the Co-Promotion Agreement and Section 8.2 and Section 8.3 of this Termination Agreement.

8.2.Without limiting either Party’s obligation to comply with the terms of Article 8 of the Co-Promotion Agreement, each Party agrees that it will not issue any press release or other public statement with respect to the Co-Promotion Agreement or this Termination Agreement that disparages the other Party in any manner reasonably likely to be harmful to the other Party; provided that each Party may make such disclosures regarding the Co-Promotion Agreement and this Termination Agreement as such Party believes, with the advice of counsel, are reasonably necessary to comply with Applicable Laws, including regulations promulgated by applicable Governmental Authorities, securities exchanges, court order, administrative subpoena, or other legal process.  In addition, each Party hereby represents, warrants and covenants to the other Party that such Party will [* * *].

8.3.As of the Termination Agreement Effective Date, (a) the Parties will work diligently and in good faith to develop a mutually acceptable press release, or (b) if elected by either Party, the Parties may issue separate press releases, in each case with respect to the termination of the Co-Promotion Agreement; provided that the content of any such press releases must be consented to by the other Party prior to the issuance thereof, such consent not to be unreasonably withheld or delayed.  For clarity, the Parties agree that after a press release is issued pursuant to this Section 8.3, the Parties may subsequently make public disclosures of the same content without having to again follow the consent procedures herein; provided such content remains accurate as of such time.  Each Party agrees that it shall cooperate fully with the other Party with respect to all disclosures regarding this Termination Agreement to the Securities and Exchange Commission and any other Governmental Authorities, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.  In all other cases, each Party agrees not to, and agrees to cause its Affiliates not to, issue any additional press release or make any other public statement or disclosure regarding this Termination Agreement, the activities hereunder, or the transactions contemplated hereby, except in accordance with Article 8 of the Co-Promotion Agreement.

9.Mutual Release.

9.1.Each Party, for itself and its past and present Affiliates and its and their respective successors and assigns, and the officers, directors, employees, shareholders, members and other equity owners of each of the foregoing (collectively, the “Releasors”), hereby irrevocably waives, relinquishes, and fully and forever releases and discharges the other Party, and its past and present Affiliates and its and their respective successors and assigns, and the officers, directors, employees, shareholders, members and other equity owners and licensees and agents of each of the foregoing (collectively, the “Released Parties”), from any and all past, existing or future potential actions, claims, liabilities, rights, demands, suits, matters, liens, obligations, damages, losses, remedies of any kind, and causes of action of every nature and description, kind, or character that could have been, or can now or hereafter be asserted, whether known or unknown, foreseeable or unforeseeable, and whether arising at common law, including breach of contract, breach of the implied covenant of good faith and fair dealing, fraud or negligent misrepresentation, in equity, or under or by virtue of any local, state or federal statute, order or regulation, or otherwise, and whether filed in a federal or state court, in an arbitration proceeding, administratively, or otherwise, that the Releasors ever had, could have had, now have or hereafter in the future can, shall, or may have against any Released Parties, for, upon, by reason of, or related to or arising from the Co-Promotion Agreement, the transactions contemplated thereby, or the termination or expiration thereof. This Section 9.1 shall not apply to (a) the Parties’ obligations set forth in this Termination Agreement; or (b) any breaches or failure of the Parties to satisfy the Surviving Rights and Obligations of the Co-Promotion Agreement as set forth in Section 6 above that occur after the Termination Agreement Effective Date.

9.2.Each Party hereby represents and warrants to the other Party that, solely for purposes of this Section 9 of this Termination Agreement, (a) it is entering into this Termination Agreement on behalf of it and its other Releasors, (b) it has the authority to cause its other Releasors to comply with the terms and conditions of this Section 9 of this Termination Agreement and there are no other persons or entities whose consent or joinder in this Termination Agreement is necessary to make fully effective the provisions of this Section 9 of this Termination Agreement that obligate, burden, or bind it and its other Releasors, and (c) it has not transferred, assigned, or pledged to any Affiliate or any Third Party, the right to bring, pursue or settle any actions, claims, liabilities, rights, demands, suits, matters, liens, obligations, damages, or losses, related to or arising from the Co-Promotion Agreement, the transactions contemplated thereby, or the termination or expiration thereof.

10.Limitation of Liability. IN NO EVENT SHALL G1 (OR ITS AFFILIATES) OR BI (OR ITS AFFILIATES) BE LIABLE TO THE OTHER OR ANY OF THE OTHER PARTY’S AFFILIATES FOR ANY [* * *]SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES THAT ARISE OUT OF OR RELATE TO THIS TERMINATION AGREEMENT OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS TERMINATION AGREEMENT, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SENTENCE SHALL NOT LIMIT (1) THE OBLIGATIONS [* * *], OR (2) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF [* * *] AGREEMENT AND THE [* * *].

11.Dispute Resolution.  If a dispute arises between the Parties in connection with or relating to this Termination Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then the Parties shall first attempt in good faith to resolve the Dispute, including through discussions between the Senior Officers of the Parties.  Unless otherwise agreed to at the time, if these good-faith efforts fail to resolve any such Dispute within [* * *] days of the initiation of the discussions related to the Dispute, then the Dispute shall be submitted to and finally settled by binding arbitration by JAMS under its Comprehensive Arbitration Rules and Procedures.  A Dispute settled by an arbitrator shall be conducted by [* * *] arbitrators, each having ten years of experience in the pharmaceutical industry and also shall have served as an arbitrator at least three times prior to their service as an arbitrator in this arbitration.  Within [* * *] of commencement of an arbitration each Party shall select [* * *] arbitrator and together select a [* * *] arbitrator who shall serve as a neutral arbitrator.  The [* * *] designated arbitrators shall select a [* * *] neutral arbitrator within [* * *] of their selection if the Parties cannot agree on the [* * *] arbitrator.  If the [* * *] arbitrators cannot agree on selection of a [* * *] arbitrator within [* * *] of their appointment, JAMS shall do so in accordance with its rules.  The fees of the arbitrator(s) and JAMS shall be paid by the losing Party, which shall be designated by the arbitrator(s).  If the arbitrator(s) is unable to designate a losing Party, it shall so state and the fees shall be split equally by the Parties.  The arbitrator(s) is hereby empowered to award any monetary remedy allowed by Applicable Law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim or interlocutory relief, provided the arbitrator(s) shall not be permitted to award any equitable remedies, including injunctive relief.  Notwithstanding any provision of this Agreement to the contrary, the Parties reserve the right to (a) pursue actions of equitable remedies, including injunctive relief, exclusively in the federal and state courts located in Wilmington, Delaware, including actions for the purposes of an order to compel arbitration, for preliminary relief in aid of arbitration and for injunctive or equitable relief to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators, and (b) to pursue actions for the enforcement of any monetary remedy issued pursuant to this Section 11 in any court of competent jurisdiction in the Territory.

12.No Admission of Liability.  Each of the Parties agrees and acknowledges that nothing in this Termination Agreement and no act of any Party shall be treated in any way as an admission of liability as to any claim, contention or cause of action, and that this Termination Agreement is governed by Rule 408 of the Federal Rules of Evidence and similar state law.

13.Miscellaneous: The terms of this Termination Agreement and the Co-Promotion Agreement constitute the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings, agreements, representations, and warranties. In addition, this Termination Agreement will be governed by, enforced, and construed in accordance with the laws of Delaware without regard to any conflicts of law provisions. This Termination Agreement may be executed in counterparts with the same effect as if all Parties had signed the same document.  All such counterparts will be deemed an original, will be construed together, and will constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.  This Termination Agreement may be amended, or any term hereof modified or waived, only by a written instrument duly executed by authorized representatives of the Parties.  This Termination Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, trustees, beneficiaries, successors, representatives and assigns of the undersigned Parties.  If any provision of this Termination Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Termination Agreement which can be given effect without the invalid provisions or application, and to this end, the provisions of this Termination Agreement are declared to be severable.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the Effective Date.

G1 THERAPEUTICS, INC.

By:/s/ James Stillman Hanson

Name: James Stillman Hanson

Title: General Counsel

BOEHRINGER INGELHEIM PHARMACEUTICALS, INC.

By:/s/ Kelli J. Moran

Name: Kelli J. Moran

Title: SVP Specialty Care

BOEHRINGER INGELHEIM PHARMACEUTICALS, INC.

By:/s/ Yew Looi Liew

Name: Yew Looi Liew

Title: President

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